Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO OFFICERS REDUCE HOLDINGS
IN TAX-MOTIVATED SALES

CRANFORD, NJ, March 20, 2009 – Three executive officers of Metalico, Inc. (NYSE AMEX: MEA) a scrap metal recycler and lead products fabricator, have sold portions of their stock in the company for current tax planning purposes.

Metalico Chairman, President, and Chief Executive Officer Carlos E. Agüero sold 25,000 shares at an average price of $1.87 per share. Michael J. Drury, the Company’s Executive Vice President, sold 20,000 shares at a price of $1.81 per share. Eric W. Finlayson, Metalico’s Senior Vice President and Chief Financial Officer, sold 10,000 shares at a price of $1.80 per share.

The trading activity reduces Agüero’s stake in the Company to 6,184,875 shares. Drury continues to hold 120,000 shares of Metalico stock while Finlayson retains 93,700 shares. All shares are common. The Company has no outstanding preferred stock.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on NYSE Amex (formerly the American Stock Exchange) under the symbol MEA.

Contact:	Metalico, Inc.
Carlos E. Agüero, President and Chief Executive Officer Michael J. Drury, Executive Vice President info@metalico.com

186 North Avenue East Cranford, NJ 07016
(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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